News Release
Corporate Headquarters: 1144 East Market Street, Akron, Ohio 44316-0001	Media Website: www.GoodyearNewsRoom.com

CONTACT: Keith Price

330-796-1863

FOR IMMEDIATE RELEASE

William J. Conaty Elected to Goodyear Board

AKRON, Ohio, August 1, 2011 – William J. Conaty, retired senior vice president of human resources for the General Electric Company, has been elected to the Board of Directors of The Goodyear Tire & Rubber Company.

“Bill Conaty is one of the most highly respected people in his field and is a true business leader,” said Goodyear Chairman and Chief Executive Officer Richard J. Kramer. “Bill’s experience in coaching and developing leaders and teams will be a tremendous asset to both our board of directors and our company.”

Conaty served as GE’s chief human resources officer from 1993 to 2007. He joined GE in 1967 and in his 40-year career, moved through a progression of leadership roles in the company’s transportation, aerospace and aircraft engines businesses.

Following his retirement from GE, he formed Conaty Consulting LLC and joined Clayton, Dubilier & Rice as an advisory operating partner. Other clients have included The Procter & Gamble Company, Dell Inc. and The Boeing Company. He is the co-author with business advisor Ram Charan of The Talent Masters: Why Smart Leaders Put People Before Numbers, which was published in 2010.

Conaty, 65, holds a bachelor’s degree in business administration from Bryant University in Smithfield, Rhode Island where he currently is a trustee of the university. He served as Chairman of both the National Academy of Human Resources and the HR Policy Association from 2001-2007 and continues to serve on the advisory board of Cornell University’s Center for Advanced Human Resource Studies. Conaty is also currently on the Board of Trustees at Dartmouth-Hitchcock Hospital in Lebanon, New Hampshire.

The election of Conaty brings the size of Goodyear’s board to 13 members.

Goodyear is one of the world’s largest tire companies. It employs approximately 73,000 people and manufactures its products in 54 facilities in 22 countries around the world. Its two Innovation Centers in Akron, Ohio and Colmar-Berg, Luxembourg strive to develop state-of-the-art products and services that set the technology and performance standard for the industry. For more information about Goodyear and its products, go to www.goodyear.com.

-0-